Exhibit 99.1

FOR IMMEDIATE RELEASE

AUTOBYTEL APPOINTS RICHARD POST AS CHIEF EXECUTIVE OFFICER AND

PRESIDENT; JEFFREY SCHWARTZ BECOMES VICE CHAIRMAN; RICHARD

WALKER APPOINTED CHIEF OPERATING OFFICER

Irvine, CA, April 27, 2005 – Autobytel Inc. (Nasdaq: ABTLE), a leading Internet automotive marketing services company, today announced that Richard A. (Rick) Post, a member of the Company’s Board of Directors, was appointed as the Company’s Chief Executive Officer and President, effective as of the close of business EDT on April 27, 2005.

Mr. Post replaces Jeffrey Schwartz, who resigned as the Company’s Chief Executive Officer and President, effective as of the close of business EDT April 27, 2005. Mr. Schwartz will continue as an employee of the Company, will remain a director of the Company, and will hold the title of Vice Chairman.

Autobytel also announced today that Richard G. (Rich) Walker, formerly the Company’s Executive Vice President, Corporate Development and Strategy, was appointed as the Company’s Chief Operating Officer, effective as of the close of business EDT April 27, 2005.

“The Board believes that the Company has made significant progress in identifying the processes necessary to remedy issues relating to its financial restatements. In order to complete this, Rick Post, who was CFO of Media One Group Inc., will personally supervise the process, in addition to his day-to-day CEO responsibilities,” said Michael Fuchs, Chairman of the Company’s Board of Directors. “With Rich Walker, who has extensive experience in corporate finance, as COO, we are confident that this team will take the necessary steps to complete the process of making the company’s financial systems and controls state of the art. Jeffrey Schwartz will continue to provide valuable continuity and ongoing expertise in several major areas of the company’s marketing services business.”

Rick Post has over twenty years experience in Finance, Mergers & Acquisitions and Corporate Development with lead responsibilities in each area. He served as Executive Vice President and Chief Financial Officer for MediaOne Group, a Fortune 500 company, which was acquired by AT&T in a $57 billion transaction in 2000. Previously, Post served in a variety of roles for US WEST Media Group, including President of Corporate Development and Chief Financial Officer. Post has served on Autobytel’s Board of Directors, and as member of its Audit committee, since the company went public in 1999.

“Autobytel is a market leader in a dynamic and evolving industry,” said Post. “I look forward to not only moving the Company’s business processes forward, but also to helping Autobytel continue to lead the charge in providing innovative marketing services for automakers and dealers.”

Rich Walker joined Autobytel as Senior Vice President, Corporate Development and Strategy, in January 2003 and was promoted to Executive Vice President in June 2003. During his tenure, Rich has been responsible for the acquisitions of AVV, Inc., iDriveonline and Stoneage Corporation, all of which have significantly expanded the Company’s footprint in the automotive industry. Rich started his career as a CPA, and financial discipline has informed his career. He has served in business development and strategy positions at LoneTree Capital Management, MediaOne and US WEST. While serving as Vice President of Corporate Development for MediaOne Group, Rich directed several strategic corporate and business development initiatives in the United States and Asia-Pacific.

“I am very pleased to have the opportunity to help drive the operations of this Company forward,” said Walker. “I appreciate the Board’s continued confidence in me and look forward to working closely with Autobytel’s team of talented operating professionals as the Automotive Internet continues to evolve.”

“I am excited about my new role with the Company,” said Schwartz. “I look forward to continuing to leverage my industry knowledge and expertise to fulfill Autobytel’s mission of pioneering cost-efficient, effective marketing products and service for auto makers and retailers.”

About Autobytel Inc.

Autobytel Inc. (Nasdaq: ABTLE), a leading Internet automotive marketing services company, helps retailers sell cars and manufacturers build brands through marketing, advertising, data and CRM (customer relationship management) products and programs. The Company owns and operates the automotive websites Autobytel.com, Autoweb.com, Car.com, Carsmart.com, AICAutoSite.com, Autoahorros.com and AutoSite.com, as well as AIC (Automotive Information Center), a trusted industry source of automotive marketing data and technology for over 20 years. Autobytel is also a leader in dealership lead management and CRM solutions and owns and operates AVV, Inc., a top provider of dealership CRM and sales management products, and Retention Performance Marketing, Inc. (RPM®), which powers dealerships with cutting-edge customer loyalty and retention marketing programs. As the Internet’s largest new car buying service, Autobytel generates over a billion dollars a month in car sales for dealers through its services and was the most visited new car buying and research destination in 2004, reaching millions of car shoppers as they made their vehicle buying decisions. Autobytel Inc. is the only company to achieve top rankings for both its lead management and lead generation services among the nation’s top-100 Internet dealers.

FORWARD-LOOKING STATEMENT DISCLAIMER

The statements contained in this press release that are not historical facts are forward-looking statements under the federal securities laws. These forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed in, or implied by, such forward-looking statements. Autobytel undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements are changes in general economic conditions, the economic impact of terrorist attacks or military actions, increased dealer attrition, pressure on dealer fees, increased or unexpected competition, the failure to realize anticipated synergies from acquired entities, costs related to acquisitions, failure to retain key employees at acquired entities, difficulties in successfully integrating the businesses and technologies of acquired entities and Autobytel, that actual costs and expenses exceed the charges taken by Autobytel, changes in laws and regulations, costs of defending lawsuits and undertaking investigations and related matters and other matters disclosed in Autobytel’s filings with the Securities and Exchange Commission. Investors are strongly encouraged to review our annual report on Form 10-K for the year ended December 31, 2003, and other filings with the Securities and Exchange Commission for a discussion of risks and uncertainties that could affect operating results and the market price of our stock.

Contact:

Autobytel Inc.

Investor Relations

Jennifer Klein, Vice President, Investor Relations, 949.862.1362 (jenniferkl@autobytel.com)

Media Relations

Melanie Webber, Vice President, Corporate Communications, 949.862.3023 (melaniew@autobytel.com)